Exhibit 3.36

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

WASHINGTON GOVERNMENT ENVIRONMENTAL SERVICES COMPANY LLC

This Third Amended and Restated Limited Liability Company Agreement (“Agreement”), dated as of January 23, 2006, is made by Washington Group International, Inc., an Ohio corporation, the sole Member of Washington Government Environmental Services Company LLC (the “Company”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article 2 of this Agreement.

Article 1. Organization

1.1 Formation of the Company; Term. The Company is a limited liability company under the Act, governed by this Agreement. The Company is an entity separate from its sole Member, created by the execution and filing with the Secretary of State of Delaware of the Certificate of Formation of MK/BNFL GESCO LLC on October 10, 1998 (which subsequently changed its name, by amendment to such certificate, to the name of Westinghouse Government Environmental Services Company LLC). Unless sooner dissolved and liquidated in accordance with Article 6, the Company is to continue in perpetuity.

Upon the authority of the Second Amended and Restated Consortium Agreement, effective July 30, 2004, executed by and between Washington Group International, Inc. and BNFL USA Group Inc., a Second Amended and Restated Limited Liability Company Agreement (“Second Amended Agreement”) amended and restated, in its entirety, the Amended and Restated Limited Liability Company Agreement of Westinghouse Government Environmental Services Company LLC (“First Amended Agreement”), dated as of March 19, 1999, which, itself, had amended and restated in its entirety the Limited Liability Company Agreement, dated as of December 30, 1998, each of which prior agreements had previously been adopted by the Member. In accordance with the terms of the Second Amended and Restated Consortium Agreement, the Second Amended Agreement re-organized the Company to, among other matters, document that BNFL USA Group Inc., its parent companies and all other affiliates and subsidiary companies’, had relinquished each, every and all right, title and interest in or to the Company.

This Agreement is effectuated for the purposes of; (i) consistent with the end result and terms of a Purchase Agreement, effective December 30, 2005, executed by and between Westinghouse Government Services Company LLC and Washington Group International, Inc., to modify this Agreement to reflect that ownership of the Company has changed, effective December 30, 2005, from Westinghouse Government Services Company LLC to Washington Group International, Inc.; and (ii) consistent with a member resolution, and Delaware name change filing, both effective on January 23, 2006, to modify this Agreement to reflect that the Company name has changed from Westinghouse Government Environmental Services Company LLC to Washington Government Environmental Services Company LLC;

1.2 Name. The name of the Company is Washington Government Environmental Services Company LLC.

1.3 Purpose of the Company. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

1.4 Principal Place of Business, Office and Agent. The principal place of business and mailing address of the Company, and the office where the records required by the Act are kept is in Aiken, South Carolina, or at such other location selected, from time to time, by the Member. The registered office of the Company in Delaware is at the office of the statutory agent of the Company in Delaware. The statutory agent of the Company in Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The Board may, from time to time, change the statutory agent or the principal place of business of the Member, without reflecting the change in this Agreement.

1.5 Fictitious Business Name Statement; Other Certificates. The Officers will, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Officers consider necessary or appropriate. The Company may do business under any fictitious business names approved by the Member. The Officers will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates as the Officers reasonably consider necessary or appropriate under the Act or under the law of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

1.6 FOCI and National Security issues. The Company shall take all actions necessary to obtain and maintain authorization to possess U.S. Government classified and sensitive unclassified information.

1.7 Ratification of Prior Actions. All prior actions taken on behalf of the Company pursuant to any preceding limited liability company agreement or otherwise by any Member or Officer or any other person who at the time in question was acting as a manager or other representative of the Company are hereby ratified and confirmed.

Article 2. Definitions

Act means the Delaware Limited Liability Company Act, Delaware Code Title 6, Chapter 18 (Sections 18-101, et seq.), as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

Agreement means this Agreement as amended from time to time.

Company means Washington Government Environmental Services Company LLC.

Fiscal Year means the fiscal year of the Company as determined from time to time, and, initially, means a fiscal year ending on the Friday nearest to December 31st of each year; provided that the Member, subject to applicable tax law, may change the Fiscal Year at its election at any time.

Member means Washington Group International, Inc., an Ohio corporation.

Officer or Officers means any Officer or Officers appointed as provided in Article 4.

Person or person means any natural person,. partnership (whether general or limited or whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

Subsidiary means any entity with respect to which, and at the time in question, either (a) the Company owns more than 50% of the equity or other ownership interests, or (b) the Company has the right to appoint or elect a majority of the board of directors or similar governing body.

Article 3. Capitalization; Economics

3.1 Capital. The Member will contribute $100 to the capital of the Company. The Member shall have no further obligation to make additional capital contributions to the Company.

3.2 Capital Accounts; Allocations. Capital accounts described in Treasury Regulations § 1.704-1(b), as promulgated pursuant to Internal Revenue Code section 704, shall be established and maintained in accordance with said regulations. All items of income, gain, loss and deduction will be allocated to the Member; provided, however, in the event of an assignment of all or part of the economic attributes of an interest in the Company, the aforementioned items will be allocated ratably in accordance with the respective assigned and retained economic interests. The Member or its designee will keep a record of the Member’s contributions to the Company, the Company’s income, gains, tosses and deductions, and its distributions to the Member, similar records shall be maintained for any other party holding an economic interest in the Company.

3.3 Interest. The Member is not to be paid interest on its capital contribution(s) to the Company.

3.4 Distributions. Prior to the winding-up and liquidation of the Company, the Member may, in its sole discretion, cause the Company to make distributions of cash or other property to the Member; provided, however, in the event of an assignment of all or part of the Member’s rights to distributions, distributions payable to the assignee of said rights shall be distributed directly to said assignee. Upon winding up and liquidation of the Company, all assets of the Company shall be distributed in the manner and in the order of priority as provided in the Act.

Article 4. Management

4.1 Management by Member and Officers. The Company shall be managed by the Member and by Officers appointed by the Member and at all times in accordance with Section 1.6.

4.2 Government Security Committee. To the extent required to comply with Section 1.6, the Company will maintain a “Government Security Committee.”

4.3 Officers of the Company. As of the date of this Agreement the Officers of the Company shall be:

E. Preston Rahe, Jr.	President
Paul D. Grefenstette	Vice President, Finance and Accounting
Earl L. Ward	Vice President and Treasurer
Stephen G. Hanks	Vice President
Thomas H. Zarges	Vice President
George H. Juetten	Vice President
Richard D. Parry	Vice President and Assistant Secretary
Matthew W. A. Alan	Secretary

Jeffrey Bair	Assistant Secretary
Suzanne. M. Bowman	Assistant Secretary
Craig G. Taylor	Assistant Secretary
Lisa H. Ross	Assistant Treasurer
Donna E. Nichols	Corporate Security Officer

The Company may have such additional Officers as are appointed, from time to time, by the Member. The Member may establish, increase, reduce or otherwise modify responsibilities for the Officers or may create or eliminate offices as the Member considers appropriate. Any Officer may be removed at any time by the Member. The Officers of the Company have the authority, responsibilities and duties as are customary for officers holding similar positions with respect to businesses conducted in corporate form and such additional authority, responsibilities and duties as the Member may determine, from time to time. Any number of offices may be held by the same person. Each Officer holds office until his successor is appointed or elected or until his or her earlier resignation or removal. Any Officer may resign at any time upon written notice to the Company.

4.4 Duties of the Officers. In addition to obligations imposed by other provisions of this Agreement, each Officer will devote to the Company such time as is reasonably necessary and his best efforts to carry out the business of the Company and to accomplish its purposes.

Article 5. Standard of Care; Indemnification

5.1 Standard of Care.

(a) Any Member or any director, trustee or officer of any Member serving on behalf of the Company, and any Officer or employee of the Company in the performance of his, her or its duties, is entitled to rely in good faith on information, opinions, reports or statements presented to the Company by any of its other Members, Officers, employees or committees of the Company, or by any other Person, as to matters the Member or any director, trustee or officer of any Member serving on behalf of the Company, and any Officer or employee of the Company reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(b) Each Officer will perform his or her duties as an Officer in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.

(c) An Officer cannot be found to have violated Section 5.1(b) unless it is proved, by clear and convincing evidence, in an action brought against the Officer, that he has not met the standard of Section 5.1 (b).

(d) An Officer is liable in damages for any action that he or she takes or fails to take as a director only if it is proved, by clear and convincing evidence, that his or her action or failure to act involved (i) an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company, (ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of the law, or (iii) any transaction from which the Officer derived an improper personal benefit.

5.2 Right to indemnity. If any Member or assignee or any trustee, director, officer, partner, member, or director of any Member or assignee serving on behalf of the company; the board of directors or managers of any Subsidiary or any committee thereof; or any officer of the Company or any Subsidiary (an “Indemnitee”) was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit, proceeding or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Company or any Subsidiary or the offer or sale of any Interest, the Company (but without recourse to the separate assets of the Member or any assignee) shall indemnify the indemnitee against all losses, costs and expenses, including Judgments and amounts paid in settlement and attorneys fees actually and reasonably incurred by the indemnitee in connection with the action, suit, proceeding or investigation, so long as the Indemnitee has met the standard set forth in Section 5.1(b) and, with respect to any criminal action, proceeding or investigation, that she, he, or it had reasonable cause to believe his, hers or its conduct was not unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement or conviction upon a plea of nolo contendere or its equivalent shall not, of itself; create a presumption that an Indemnitee did not act in good faith and in a manner she, he, or it reasonably believed to be in the best interests of the Company or such Subsidiary and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding or investigation, that she, he, or it had reasonable cause to believe his, hers or its conduct was not unlawful.

5.3 Member Determination. Unless indemnification is ordered by a court, the determination for purposes of Section 5.2 whether an Indemnitee met the standard set forth in this Agreement shall be made in the specific case by the Member.

5.4 Advancement of Expenses. Expenses, including attorneys’ fees, incurred by any Indemnitee (other than any employee or agent of the Company who is not an officer of the Company) in defending any action, suit, proceeding or investigation shall be paid by the Company as they are incurred, in advance of the final disposition of the action, suit, proceeding or investigation, upon the terms and conditions as the Member shall determine. Reasonable expenses, including court costs and attorney’s fees, of the type referred to above in this Section 5.4 incurred by an employee or agent of the Company who is not also an officer of the Company may be so paid in the discretion of the Member upon such terms and conditions, if any, as the Member deems appropriate.

5.5 Other Rights to Indemnity or Reimbursement; Survival. Notwithstanding the foregoing, indemnification under this Article 5 shall be provided only with respect to losses, costs, expenses, judgments and amounts which otherwise are not compensated for by insurance carried for the benefit of the Company or its Subsidiaries. Any indemnification pursuant to this Agreement shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement or arrangement, whether as to action in an official capacity or as to action in another capacity while holding such position or while employed by or acting as agent for the Company or its Subsidiaries, and shall continue as to an Indemnitee who has ceased to serve in any capacity on behalf of the Company or its Subsidiaries and shall inure to the benefit of the heirs, successors, executors and administrators of the Indemnitee.

5.6 Indemnification of Employees and Agents. The Company may indemnify any employee or agent of the Company or its Subsidiaries and any employee or Affiliate of any Member serving on behalf of the Company or its Subsidiaries upon such terms and conditions, if any, as the Member considers appropriate.

5.7 Savings Clause. If this Article 5 or any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any action by or in the right of the Company or any Subsidiary, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article 6. Dissolution and Final Liquidation

6.1 Dissolution. Notwithstanding the retirement, resignation, expulsion, bankruptcy or dissolution of the Member, or the occurrence of any other event that terminates the continued membership of the Member in the Company, the term of the Company shall continue from the date of its formation in perpetuity, unless earlier dissolved on the earliest to occur of

(A)	An election to dissolve the Company made by written consent of the Member; or

(B)	The entry of a decree of judicial dissolution under the Act.

6.2 Winding Up. On the dissolution of the Company, the Company’s affairs shall be wound up as soon as reasonably practicable. The winding up shall be accomplished by the Member.

6.3 Distribution of Assets. On the winding up of the Company, its assets shall be applied in the manner, and in the order of priority, provided for in the Act.

Article 7. General

7.1 Governing Law. This agreement is governed by and is to be construed under the laws of Delaware, without giving effect to its rules of conflicts of laws.

7.2 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders. Unless otherwise specifically states, references to Sections or articles refer to the Sections and Articles of this Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

Washington Group International, Inc.

By:
	Name:	E. Preston Rahe, Jr.
	Title:	President of Energy & Environment